PROSPECTUS Dated January 24, 1997                  Pricing Supplement No. 7 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-18005
Dated January 24, 1997                                       February 21, 1997
                                                                Rule 424(b)(3)
                           Morgan Stanley Group Inc.
                          MEDIUM-TERM NOTES, SERIES C
                          Senior Floating Rate Notes


               The Medium-Term Notes, Series C (Senior Floating Rate Notes) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date and will not be redeemable at the option of Morgan Stanley Group Inc. prior to the Maturity Date. The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

Principal Amount: $100,000,000

Maturity Date:    February 26, 1999; provided that if such day is not a
                  Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the Maturity Date

Interest Accrual
Date:             February 26, 1997

Interest Payment
Dates:            Each February 26,
                  May 26, August 26 and
                  November 26, commencing May 26, 1997; provided that the final Interest Payment Date will be the Maturity Date.
                  If any such day (other than the Maturity Date) is not a Business Day, such Interest Payment Date will be the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the next preceding day that is a Business Day

Initial Interest Rate:  To be determined 2 London Banking days prior to the date of issuance

Base Rate:        LIBOR

Index Maturity:   3 Months

Spread (Plus or Minus): Plus .04%

Minimum
Denomination:    $1,000

Interest Payment
Period:          Quarterly

Specified Currency:  U.S. Dollars

Issue Price:  100%

Settlement Date
  (Original Issue
  Date):             February 26, 1997

Initial Interest Reset
  Date: May 26, 1997, or if such day is not a Business Day, the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Initial Interest Reset Date shall be the next preceding day that is a Business Day

Interest Reset Dates:    Same as Interest
                         Payment Dates

Interest Reset Period:   Quarterly

Interest Determination
Dates:                   Two London Banking
                         Days prior to each
                         Interest Reset
                         Date

Reporting Service:       Telerate (Page 3750)

Book Entry Note or
Certificated Note:       Book Entry Note

Senior Note or
Subordinated Note:       Senior Note

Calculation Agent:       The Chase Manhattan Bank

CUSIP:                   61745EJU6


Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                             MORGAN STANLEY & CO.
                                   Incorporated